Exhibit 99.1

Vornado Realty Trust

210 Route 4 East

Paramus, NJ 07652-0910
Tel 201 587-1000

Fax 201 587-0600

February 20, 2009

To our Unitholders:

As you may know, on January 14, 2009, Vornado Realty Trust, the general partner (the “General Partner” or “Vornado”) of Vornado Realty L.P. (the “Operating Partnership”), declared a dividend of $0.95 per common share (the “Common Shares”) payable on March 12, 2009 in cash or Common Shares, at the election of the shareholder, subject to a limitation that the aggregate amount of cash payable to common shareholders will not exceed 40% of the aggregate amount of the dividend. This dividend policy continued for all of 2009 will enable Vornado to retain approximately $390 million of additional liquidity to further enhance its ability to take advantage of opportunities and protect against uncertainties in the capital markets.

The General Partner has determined that in connection with this dividend the Operating Partnership will make a comparable distribution to you on March 12, 2009 of $0.95 per Class A Unit of the Operating Partnership (the “Class A Units”) to unitholders of record as of the close of business on February 5, 2009. Your distribution will be comprised of cash and Class A Units in the same proportion as the cash and Common Shares distributed to common shareholders of Vornado in the aggregate. The General Partner believes that this will result in your distribution being paid 40% in cash and 60% in additional Class A Units.

The actual number of Class A Units that will be issued as part of the distribution will be determined based on the volume weighted average trading prices of Common Shares on the New York Stock Exchange on February 27, 2009 and March 2, 2009 (with one Class A Unit being valued for this purpose the same as one Common Share). The aggregate portion of the distribution to be paid in Class A Units will be divided by the market price established in the preceding sentence to determine the number of Class A Units to be issued as part of the distribution. This is the same mechanism that will be used to determine the number of Common Shares to be issued by Vornado in its dividend. We will pay cash in lieu of fractional units, which will not count toward the 40% cash component of the distribution. The General Partner has determined that for purposes of any Class A Units distributed on March 12, 2009 it will waive the requirement that Class A Units may be tendered for redemption only in amounts of at least 1,000 Class A Units but that any such tender continues to be subject to all other restrictions applicable to redemptions of Class A Units, as set forth in the Operating Partnership’s Agreement of Limited Partnership.

In addition to the cash to be distributed to you, you will also receive a certificate for the Units.

The General Partner has retained the right to pay its March 12, 2009 dividend to its shareholders in all cash. If the General Partner determines to pay this dividend in all cash then it will cause the Partnership to make an all cash distribution to you on March 12, 2009.

If you have any questions on the above, please call Frank Maiorano or Craig Stern at 201 587-1000.

Sincerely,

/s/ Joseph Macnow

Joseph Macnow

Executive Vice President – Finance and Administration

Chief Financial Officer

Vornado Realty L.P.,

By: Vornado Realty Trust,

Managing General Partner